Exhibit 8.1

List of subsidiaries:

		Holding as of
Particulars	Country	March 31, 2011	March 31, 2010
Infosys BPO	India	99.98%	99.98%
Infosys Australia	Australia	100%	100%
Infosys China	China	100%	100%
Infosys Consulting	U.S.A	100%	100%
Infosys Mexico	Mexico	100%	100%
Infosys BPO s. r. o (1)	Czech Republic	99.98%	99.98%
Infosys BPO (Poland) Sp.Z.o.o (1)	Poland	99.98%	99.98%
Infosys BPO (Thailand) Limited (1) (3)	Thailand	–	99.98%
Infosys Sweden	Sweden	100%	100%
Infosys Brasil	Brazil	100%	100%
Infosys Consulting India Limited(2)	India	100%	100%
Infosys Public Services, Inc.	U.S.A	100%	100%
Infosys Shanghai(4)	China	100%	–
McCamish Systems LLC(1)	U.S.A	99.98%	99.98%

(1)	Infosys BPO s.r.o, Infosys BPO (Poland) Sp Z.o.o, Infosys BPO (Thailand) Limited and McCamish Systems LLC are wholly-owned subsidiaries of Infosys BPO.
(2)	Infosys Consulting India Limited is a wholly owned subsidiary of Infosys Consulting.
(3)	During the year ended March 31, 2011 Infosys BPO (Thailand) Limited was liquidated.
(4)	On February 21, 2011 Infosys incorporated a wholly owned subsidiary Infosys Shanghai.